As filed with the Securities and Exchange Commission on January 25, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

L BRANDS, INC.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5621	31-1029810
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Three Limited Parkway

Columbus, Ohio 43230

(614) 415-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Shelley Milano

General Counsel

L Brands, Inc.

Three Limited Parkway

Columbus, Ohio 43230

(614) 415-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Deanna L. Kirkpatrick, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Tel: (212) 450-4000

Fax: (212) 450-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
*	Includes certain subsidiaries of L Brands, Inc. identified on the following page.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
6.875% Senior Notes due 2035	$1,000,000,000	100%	$1,000,000,000	$100,700
Guarantees of 6.875% Senior Notes due 2035	(2)	(2)	(2)	(2)
Total	$1,000,000,000	100%	$1,000,000,000	$100,700

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)	No separate consideration will be received for the Guarantees of 6.875% Senior Notes due 2035 being registered hereby. As a result, in accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Bath & Body Works Brand Management, Inc.	Delaware	5600	52-2450868
Bath & Body Works Direct, Inc.	Delaware	5600	20-3048392
Bath & Body Works, LLC	Delaware	5600	52-2455381
beautyAvenues, LLC	Delaware	5600	52-2450857
Intimate Brands, Inc.	Delaware	5600	51-0346269
Intimate Brands Holding, LLC	Delaware	5600	90-0648718
L Brands Direct Fulfillment, Inc.	Delaware	5600	52-2450847
L Brands Service Company, LLC	Delaware	5600	31-1048997
L Brands Store Design & Construction, Inc.	Delaware	5600	31-1301070
La Senza, Inc.	Delaware	5600	01-0960215
Mast Industries, Inc.	Delaware	5600	04-2468696
Victoria’s Secret Direct Brand Management, LLC	Delaware	5600	52-2450873
Victoria’s Secret Stores Brand Management, Inc.	Delaware	5600	52-2450861
Victoria’s Secret Stores, LLC	Delaware	5600	54-2170171

*	The address, including zip code, and telephone number, including area code, of each Registrant’s principal executive offices is Three Limited Parkway, Columbus, Ohio 43230, Tel. (614) 415-7000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)

L Brands, Inc.

Offer to Exchange All Outstanding $1,000,000,000 6.875% Senior Notes due 2035 for

$1,000,000,000 6.875% Senior Notes Due 2035 which have been registered under the Securities Act.

We are offering to exchange new 6.875% Senior Notes due 2035 (which we refer to as the “new notes”) for our currently outstanding 6.875% Senior Notes due 2035 (which we refer to as the “old notes”) on the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal.

The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2016, unless extended.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the date of expiration of the exchange offer.

•	To exchange your old notes, you are required to make the representations described on page 33 to us.

•	The exchange of the old notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York Mellon Trust Company, N.A., by 5:00 p.m. New York City time, on , 2016.

•	You should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

The New Notes

•	The terms of the new notes to be issued are identical in all material respects to the outstanding old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will not have any of the transfer restrictions, registration rights and additional interest provisions relating to the old notes. The new notes will represent the same debt as the old notes, and we will issue the new notes under the same indenture.

•	The notes will be our senior unsecured obligations. Accordingly, they will: (i) rank senior in right of payment to any of our future debt that is expressly subordinated in right of payment to the notes; (ii) rank equal in right of payment to all of our existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; (iii) be effectively subordinated to all of our existing and future secured debt, to the extent of the value of the assets securing such debt (including obligations under our senior secured revolving facility), and be structurally subordinated to all obligations of each of our subsidiaries that do not guarantee the notes; and (iv) be effectively senior to our existing senior unguaranteed notes to the extent of the assets of our subsidiaries that guarantee the notes.

•	The guarantees will be senior unsecured obligations of the guarantors. Accordingly, they will: (i) rank senior in right of payment to all of the applicable guarantor’s existing and future debt that is expressly subordinated in right of payment to the guarantee; (ii) rank equal in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; and (iii) be effectively subordinated to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured revolving facility and senior secured term loan), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

•	No public market exists for the old notes or the new notes. We do not intend to apply for listing of the new notes on any notes exchange or to arrange for them to be quoted on any quotation system.

See “Risk Factors” beginning on page 12 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016

i

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” “L Brands” and the “Company” refer to L Brands, Inc. and its subsidiaries.

The “old notes” consisting of the 6.875% Senior Notes due 2035 which were issued October 30, 2015 and the “new notes” consisting of the 6.875% Senior Notes due 2035 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.”

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date and ending on the close of business six months after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of the exchange of the notes offered hereby.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus, incorporated by reference into this prospectus or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this prospectus, incorporated by reference into this prospectus or otherwise made by our company or our management:

•	general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on a high volume of mall traffic and the availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand into global markets and related risks;

•	our relationships with independent franchise, license and wholesale partners;

•	our direct channel businesses;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	fluctuations in foreign currency exchange rates;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service or refinance our debt;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor-related costs;

•	the inability of our manufacturers to deliver products in a timely manner and meet quality standards;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems and to protect associated data;

•	our failure to maintain the security of customer, associate, supplier or company information;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus or incorporated by reference into this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended January 31, 2015, incorporated herein by reference.

MARKET AND INDUSTRY DATA

Market and industry data and forecasts used in this prospectus or incorporated by reference into this prospectus have been obtained from independent industry sources. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus or incorporated by reference into this prospectus.

NON-GAAP FINANCIAL MEASURES

We have included certain non-GAAP financial measures in this prospectus, including earnings before interest, income taxes, depreciation and amortization or EBITDA. We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes and in measuring our performance relative to that of our competitors.

We believe EBITDA is a measure commonly used by investors to evaluate our performance and that of our competitors. EBITDA is not a presentation made in accordance with GAAP and our use of the term EBITDA varies from others in our industry. EBITDA should not be considered an alternative to net income, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity.

SUMMARY

This summary highlights the information contained elsewhere in this prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus is presented on an historical basis.

Our Company

We operate in the highly competitive specialty retail business. Founded in 1963 in Columbus, Ohio, we have evolved from an apparel-based specialty retailer to a segment leader focused on women’s intimate and other apparel, personal care and beauty categories that make customers feel sexy, sophisticated and forever young. We sell our merchandise through company-owned specialty retail stores in the United States (“U.S.”), Canada and the United Kingdom (“U.K.”), which are primarily mall-based; through websites; and through international franchise, license and wholesale partners (collectively, “partners”). We currently operate the following retail brands:

Victoria’s Secret

Victoria’s Secret, including Victoria’s Secret PINK, is the leading specialty retailer of women’s intimate and other apparel with fashion-inspired collections, prestige fragrances, celebrated supermodels and world-famous runway shows. We sell our Victoria’s Secret products at more than 1,170 Victoria’s Secret stores in the U.S., Canada and U.K. and online at www.VictoriasSecret.com. Additionally, Victoria’s Secret has 360 stores and various small-format locations in more than 70 other countries operating under franchise, license and wholesale arrangements.

Bath & Body Works

Bath & Body Works is one of the leading specialty retailers of home fragrance and personal care products including shower gels, lotions, soaps and sanitizers. We sell our Bath & Body Works products at more than 1,670 Bath & Body Works stores in the U.S. and Canada and online at www.BathandBodyWorks.com. Additionally, Bath & Body Works has 110 stores in more than 20 other countries operating under franchise, license and wholesale arrangements.

Other Brands

La Senza is a specialty retailer of women’s intimate apparel. We sell our La Senza products at more than 130 La Senza stores in Canada and online at www.LaSenza.com. Additionally, La Senza has more than 230 stores in 29 other countries operating under franchise, license and wholesale arrangements.

Henri Bendel sells handbags, jewelry and other accessory products through our New York flagship and 28 other stores, as well as online at www.HenriBendel.com.

Organizational Structure

The following summary organization chart sets forth the basic corporate structure of L Brands, Inc.(1)

(1)	Amounts reflect principal amounts outstanding.
(2)	As defined in this prospectus under the heading “Description of Certain Debt.” Our obligations under the Revolving Facility are guaranteed by certain of our subsidiaries and are secured by security interests in certain of our and the guarantors’ tangible and intangible personal property. See “Description of Certain Debt.”

L Brands, Inc. is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (a) substantially all of the sales of the Company’s domestic subsidiaries, (b) more than 90% of the assets owned by the Company’s domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (c) more than 95% of the accounts receivable and inventory directly owned by the Company’s domestic subsidiaries.

Our History

L Brands, Inc. was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982 and changed its name to L Brands, Inc. in March 2013.

THE EXCHANGE OFFER

On October 30, 2015, we privately placed $1,000,000,000 aggregate principal amount of the old notes in a transaction exempt from registration under the Securities Act. In connection with the private placement, we entered into a registration rights agreement, dated as of October 30, 2015, with the initial purchasers of the old notes. In the registration rights agreement, we agreed to offer to exchange old notes for new notes registered under the Securities Act. We also agreed to deliver this prospectus to the holders of the old notes. In this prospectus the old notes and the new notes are referred to together as the “notes.” You should read the discussion under the heading “Description of the Notes” for information regarding the notes.

The Exchange Offer	We are offering to exchange up to $1,000,000,000 principal amount of the new notes for an identical principal amount of the old notes. The new notes are substantially identical to the old notes, except that:

•	the new notes will be freely transferable, other than as described in this prospectus;

•	holders of the new notes will not be entitled to the rights of the holders of the old notes under the registration rights agreement; and

•	the new notes will not contain any provisions regarding the payment of additional interest for failure to satisfy obligations under the registration rights agreement.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving notes for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of L Brands, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Registration Rights	We have agreed to use our reasonable best efforts to consummate the exchange offer or cause the old notes to be registered under the

Securities Act to permit resales within 210 days after the issue date of the old notes. If we are not in compliance with our obligations under the registration rights agreement, then additional interest (in addition to the interest otherwise due on the notes that are the subject of that registration agreement or the new notes) will accrue on such notes or new notes upon such occurrence.

If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable on the notes.

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2016, unless it is extended.

Exchange Date	Old notes will be accepted for exchange beginning on the first business day following the expiration date, upon surrender of the old notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to limited conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. Any old notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Appraisal Rights	Holders of old notes do not have any rights of appraisal for their notes if they elect not to tender their notes for exchange.
Procedures for Tendering Old Notes	See “The Exchange Offer—How to Tender.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your old notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the old notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the old notes under the registration rights agreement. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes could be adversely affected.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the old notes under the Securities Act.

Material U.S. Tax Consequences of the Exchange Offer	Your exchange of old notes for new notes will not result in any income, gain or loss to you for federal income tax purposes. See “Material U.S. Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such new notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the new notes and must confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes. We have agreed that for a period of 180 days after the last exchange date for the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offer.

THE NEW NOTES

The summary below describes the principal terms of the new notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the new notes. The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act and will not have any of the transfer restrictions, additional interest provisions relating to the old notes and registration rights. The new notes will evidence the same debt as the old notes, be guaranteed by specified subsidiaries of L Brands, Inc. and be entitled to the benefits of the indenture.

Issuer	L Brands, Inc.

Notes Offered	$1,000,000,000 aggregate principal amount of new notes in exchange for $1,000,000,000 aggregate principal amount of outstanding old notes.

Maturity	November 1, 2035.

Interest Payment Dates	Interest on the new notes will be paid on May 1 and November 1, beginning on May 1, 2016.

Guarantees	The new notes will be guaranteed on an unsecured senior basis by each of our subsidiaries that guarantee our senior secured revolving facility.

Ranking	The notes will be our senior unsecured obligations and will:

•	rank senior to our future debt that is expressly subordinated in right of payment to the notes;

•	rank equally with all of our existing and future unsecured senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	be effectively subordinated to all of our existing and future secured debt, to the extent of the value of the assets securing such debt (including obligations under our senior secured revolving facility), and be structurally subordinated to all obligations of each of our subsidiaries that do not guarantee the notes; and

•	be effectively senior to any series of our existing and future senior unsecured notes that are not guaranteed by our subsidiaries to the extent of the assets of our subsidiaries that guarantee the notes offered hereby.

Similarly, the note guarantees will be senior unsecured obligations of the guarantors and will:

•	rank senior to all of the applicable guarantor’s existing and future debt that is expressly subordinated in right of payment to the guarantee;

•	rank equally with all of the applicable guarantor’s existing and future unsecured senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; and

•	be effectively subordinated to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured revolving facility), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

As of October 31, 2015, we had (1) $981 million of unutilized capacity under our senior secured revolving facility (which reflects a reduction in availability as a result of $19 million of outstanding letters of credit) and (2) approximately $5,771 million of consolidated total indebtedness, of which no indebtedness was secured and no indebtedness was owed by our subsidiaries which are not guarantors (and there was no intercompany indebtedness owed to the Company and the guarantors).

L Brands, Inc. is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (i) substantially all of the sales of our domestic subsidiaries, (ii) more than 90% of the assets owned by our domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (iii) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, at any time or from time to time, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described under “Description of the Notes—Optional Redemption.”

Additionally, from time to time before November 1, 2018, we may redeem up to 35% of the principal amount of the notes at a redemption price equal to 106.875% of the principal amount thereof with the net cash proceeds that we raise in one or more qualified equity offerings, so long as at least 65% of the original aggregate principal amount of the notes remains outstanding afterwards.

Change of Control	If we experience “a change of control triggering event,” we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of the Notes—Change of Control.”

Covenants	The indenture governing the notes will restrict our ability and the ability of our subsidiaries to, among other things:

•	create certain liens; and

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the Notes.”

Risk Factors	Before tendering old notes, holders should carefully consider all of the information set forth and incorporated by reference in this prospectus and, in particular, should evaluate the specific risk factors set forth under the section entitled “Risk Factors.”

Absence of a Public Market for the Notes	The new notes are new issues of securities for which there is currently no established trading market. We do not intend to apply for listing of any of the new notes on any securities exchange or for quotation through any annotated quotation system and a trading market for the new notes may not develop.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table contains our summary consolidated historical information and other operating data for the three years ended January 31, 2015, February 1, 2014 and February 2, 2013, and the thirty-nine weeks ended October 31, 2015 and November 1, 2014. We have prepared the full year information from audited financial statements for the three years ended January 31, 2015, February 1, 2014 and February 2, 2013. We have prepared the thirty-nine weeks information from our unaudited financial statements. In the opinion of our management, our unaudited financial statements were prepared on the same basis as our audited financial statements and contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information presented and may not necessarily be indicative of full year results. This information is only a summary. You should read it in conjunction with our historical consolidated financial statements and related notes incorporated by reference into this prospectus.

	Fiscal Year Ended			Thirty-Nine Weeks Ended
	February 2, 2013(1)	February 1, 2014	January 31, 2015	November 1, 2014	October 31, 2015
	(in millions)
Income statement data:
Net sales	$10,459	$10,773	$11,454	$7,385	$7,759
Costs of goods sold, buying and occupancy	(6,073)	(6,344)	(6,646)	(4,412)	(4,558)

Gross profit	4,386	4,429	4,808	2,973	3,201
General, administrative and store operating expenses	(2,720)	(2,686)	(2,855)	(1,977)	(2,087)
Impairment of goodwill and other intangible assets	(93)	—	—	—	—
Operating income(2)	1,573	1,743	1,953	996	1,114
Interest expense	(316)	(314)	(324)	(246)	(237)
Other income	24	17	7	6	75

Income before income taxes	1,281	1,446	1,636	756	952
Provision for income taxes	528	543	594	279	335

Net income(3)	$753	$903	$1,042	$477	$617

(1)	The fiscal year ended February 2, 2013 represents a 53-week fiscal year.
(2)	Operating income includes the effect of the following items:

(i)	In the fiscal year ended February 2, 2013, a $93 million impairment charge related to goodwill and other intangible assets for our La Senza business; a $27 million impairment charge related to long-lived stores assets for our Henri Bendel business; and $14 million of expense associated with a store closure initiative at La Senza.

(3)	In addition to the items previously discussed in (2), net income includes the effect of the following items:

(i)	In the fiscal year ended February 2, 2013, a $13 million gain related to $13 million in cash distributions from certain of our investments in Easton, a 1,300 acre planned community in Columbus, Ohio that integrates office, hotel, retail, residential and recreational space.

(ii)	In the thirty-nine weeks ended October 31, 2015, a $78 million pre-tax gain related to the divestiture of our remaining ownership interest in our third-party apparel sourcing business.

For additional information on items impacting the fiscal years ended January 31, 2015, February 1, 2014 and February 2, 2013, see the Notes to the Consolidated Financial Statements included in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended January 31, 2015, incorporated herein by reference.

	As of
	February 2, 2013	February 1, 2014	January 31, 2015	November 1, 2014	October 31, 2015
	(in millions)
Balance sheet data:
Cash and cash equivalents	$773	$1,519	$1,681	$745	$1,311
Total assets	6,019	7,198	7,544	7,149	7,969
Total debt	4,477	4,976	4,765	4,972	5,766
Total equity (deficit)	(1,014)	(369)	19	(433)	(657)

	Fiscal Year Ended			Thirty-Nine Weeks Ended
	February 2, 2013	February 1, 2014	January 31, 2015	November 1, 2014	October 31, 2015
	(dollars in millions)
Other data:
EBITDA(1)	$1,951	$2,128	$2,358	$1,299	$1,493
Capital expenditures	588	691	715	585	603
Ratio of earnings to fixed charges(2)	4.1x	4.5x	4.7x	3.2x	3.8x
Net cash provided by (used for)
Operating activities	1,351	1,248	1,786	370	262
Investing activities	(531)	(655)	(699)	(570)	(332)
Financing activities	(982)	154	(919)	(575)	(302)
Ratio of total debt to EBITDA(1)	2.3x	2.3x	2.0x	3.8x	3.9x
Ratio of EBITDA to cash interest(1)	7.1x	7.1x	7.2x	5.2x	6.1x

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges.

Reconciliation of Net Income to EBITDA

	Fiscal Year Ended			Thirty-Nine Weeks Ended
	February 2, 2013	February 1, 2014	January 31, 2015	November 1, 2014	October 31, 2015
	(in millions)
Net income	$753	$903	$1,042	$477	$617
Interest expense	316	314	324	246	237
Income tax expense	528	543	594	279	335
Depreciation and amortization	354	368	398	297	304

EBITDA	$1,951	$2,128	$2,358	$1,299	$1,493

Stores and Associates at End of Period

	Fiscal Year Ended			Thirty-Nine Weeks Ended
	February 2, 2013	February 1, 2014	January 31, 2015	November 1, 2014	October 31, 2015
Number of stores(1)	2,876	2,923	2,969	2,971	3,003
Selling square feet (in thousands)(1)	10,849	11,169	11,536	11,505	11,788
Number of associates	99,400	94,600	80,100	94,800	98,200

(1)	Number of stores and selling square feet excludes independently owned Victoria’s Secret Beauty and Accessories, Victoria’s Secret International, Bath & Body Works International and La Senza International stores operated by our partners.

RISK FACTORS

Before tendering old notes, prospective participants in the exchange offer should carefully consider the risks described below relating to the old notes and all of the information contained or incorporated by reference into this prospectus. Additional risks relating specifically to the exchange offer are also described below. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward Looking Statements” in this prospectus.

Risks Relating to the Notes and the Exchange Offer

You may not be able to sell your old notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not reoffer, resell or otherwise transfer the old notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the old notes under the Securities Act.

Holders of the old notes who do not tender their old notes will have no further registration rights under the registration rights agreement.

Holders who do not tender their old notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.

The market for old notes may be significantly more limited after the exchange offer and you may not be able to sell your old notes after the exchange offer.

If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange could be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of the exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

There is no established trading market for the new notes.

The new notes will constitute a new issue of securities with no established trading market. A trading market for the new notes may not develop. If a market does develop, it may not provide you the ability to sell your new notes. Further, you may not be able to sell your new notes at a favorable price or at all. If a market does develop, the new notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC No-Action Letter available May 13, 1988, Morgan Stanley & Co., Incorporated, SEC No-Action Letter available June 5, 1991 and Shearman & Sterling, SEC No-Action Letter available July 2, 1993, we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes under the Securities Act, you may incur liability under this Act. We do not and will not assume, or indemnify you against, this liability.

Our substantial level of indebtedness could materially adversely affect our ability to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional debt to fund future needs.

We have a substantial amount of debt. As of October 31, 2015, we had total debt of $5,766 million. For more detail regarding our total debt, see “Capitalization.”

Our substantial debt could have important consequences for our noteholders. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our noteholders’ rights to receive payments under the notes if secured creditors have not been paid;

•	limit our ability to borrow additional funds, or to secure assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other purposes; and

•	prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the notes.

Restrictions imposed by our senior secured revolving facility, our existing indentures and the indenture governing the notes may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

Claims of noteholders will be structurally subordinate to claims of creditors of our non-guarantor subsidiaries.

As of their issue date, the notes will not be guaranteed by any of our subsidiaries who do not guarantee our senior secured revolving facility. Claims of holders of the notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. As of October 31, 2015, after giving effect to the indebtedness incurred in connection with the notes, our subsidiaries that are not guarantors had no indebtedness, and there was no intercompany indebtedness owed to the Company and the guarantors. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness.

We and our subsidiaries may be able to incur substantially more debt, including secured debt.

Subject to the restrictions in our senior secured revolving facility, the indentures governing the notes and our other outstanding indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt, that would be effectively senior to the notes to the extent of the value of the assets securing such debt. Although the terms of these facilities and the indentures governing the notes and our other outstanding indebtedness contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional debt, the related risks that we face could intensify. As of October 31, 2015, under the terms of our senior secured revolving facility, revolving loans available for borrowing were $981 million (which reflects a reduction in availability as a result of $19 million of outstanding letters of credit).

We may not be able to finance a change of control offer required by the indenture.

Upon a change of control triggering event, as defined under the indenture governing the notes, you will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of the principal amount of the notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the notes by our subsidiaries and require the holders of the notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantors, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

Risks Relating to Our Business and Operations

Our net sales, profit results and cash flow are sensitive to, and may be adversely affected by, general economic conditions, consumer confidence, spending patterns and weather or other market disruptions.

Our net sales, profit, cash flows and future growth may be adversely affected by negative local, regional, national or international political or economic trends or developments that reduce the consumers’ ability or willingness to spend, including the effects of national and international security concerns such as war, terrorism or the threat thereof. In addition, market disruptions due to severe weather conditions, natural disasters, health hazards or other major events or the prospect of these events could also impact consumer spending and confidence levels. Purchases of women’s intimate and other apparel, beauty and personal care products and accessories often decline during periods when economic or market conditions are unsettled or weak. In such circumstances, we may increase the number of promotional sales, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Extreme weather conditions in the areas in which our stores are located, particularly in markets where we have multiple stores, could adversely affect our business. For example, heavy snowfall, rainfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability.

Our net sales, operating income, cash and inventory levels fluctuate on a seasonal basis.

We experience major seasonal fluctuations in our net sales and operating income, with a significant portion of our operating income typically realized during the fourth quarter holiday season. Any decrease in sales or margins during this period could have a material adverse effect on our results of operations, financial condition and cash flows.

Seasonal fluctuations also affect our cash and inventory levels, since we usually order merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. We must carry a significant amount of inventory, especially before the holiday season selling period. If we are not successful in selling inventory, we may have to sell the inventory at significantly reduced prices or may not be able to sell the inventory at all, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Our net sales depend on a volume of traffic to our stores and the availability of suitable lease space.

Most of our stores are located in retail shopping areas including malls and other types of retail centers. Sales at these stores are derived, in part, from the volume of traffic in those retail areas. Our stores benefit from the ability of the retail center and other attractions in an area, including “destination” retail stores, to generate consumer traffic in the vicinity of our stores. Sales volume and retail traffic may be adversely affected by economic downturns in a particular area, competition from other retail and non-retail attractions and other retail areas where we do not have stores.

Part of our future growth is significantly dependent on our ability to operate stores in desirable locations with capital investment and lease costs providing the opportunity to earn a reasonable return. We cannot be sure as to when or whether such desirable locations will become available at reasonable costs. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our ability to grow depends in part on new store openings and existing store remodels and expansions.

Our continued growth and success will depend in part on our ability to open and operate new stores and expand and remodel existing stores on a timely and profitable basis. Accomplishing our new and existing store expansion goals will depend upon a number of factors, including the ability to partner with developers and landlords to obtain suitable sites for new and expanded stores at acceptable costs, the hiring and training of qualified personnel and the integration of new stores into existing operations. There can be no assurance we will be able to achieve our store expansion goals, manage our growth effectively, successfully integrate the planned new stores into our operations or operate our new, remodeled and expanded stores profitably. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our plans for international expansion include risks that could adversely impact our results and reputation.

We intend to further expand into international markets through partner arrangements and/or company-owned stores. The risks associated with our expansion into international markets include difficulties in attracting customers due to a lack of customer familiarity with our brands, our lack of familiarity with local customer preferences and seasonal differences in the market. Further, entry into other markets may bring us into competition with new competitors or with existing competitors with an established market presence. Other risks include general economic conditions in specific countries or markets, disruptions or delays in shipments, changes in diplomatic and trade relationships, political instability and foreign governmental regulation.

We also have risks related to identifying suitable partners. In addition, certain aspects of these arrangements are not directly within our control, such as the ability of these third parties to meet their projections regarding store openings and sales and their compliance with federal and local law. We cannot ensure the profitability or success of our expansion into international markets.

In addition, our results of operations and financial condition may be adversely affected by fluctuations in currency exchange rates.

These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our licensees, franchisees and wholesalers could take actions that could harm our business or brand images.

We have global representation through independently owned stores operated by our partners. Although we have criteria to evaluate and select prospective partners, the level of control we can exercise over our partners is limited, and the quality and success of their operations may be diminished by any number of factors beyond our control. Our partners may not have the business acumen or financial resources necessary to successfully operate stores in a manner consistent with our standards and may not hire and train qualified store managers and other personnel. Our brand image and reputation may suffer materially, and our sales could decline if our partners do not operate successfully. These risks could have an adverse effect on our results of operations, financial condition and cash flows.

Our direct channel businesses include risks that could have an adverse effect on our results.

Our direct operations are subject to numerous risks that could have a material adverse effect on our results. Risks include, but are not limited to, the difficulty in recreating the in-store experience through our direct channels; domestic or international resellers purchasing merchandise and reselling it outside our control; the maintenance and security of the Internet infrastructure; our ability to anticipate and implement innovations in technology and logistics in order to appeal to existing and potential customers who increasingly rely on multiple channels to meet their shopping needs; the failure of and risks related to the systems that operate our websites and the related support systems, including computer viruses, theft of customer information, privacy concerns, telecommunication failures and electronic break-ins and similar disruptions; and risks related to the fulfillment of direct-to-consumer orders such as not adequately predicting customer demand.

Our failure to maintain efficient and uninterrupted order-taking and fulfillment operations could also have a material adverse effect on our results. The satisfaction of our online customers depends on their timely receipt of merchandise. If we encounter difficulties with the distribution facilities, or if the facilities were to shut down for any reason, including as a result of fire or other natural disaster or work stoppage, we could face shortages of inventory; incur significantly higher costs and longer lead times associated with distributing our products to our customers; and cause customer dissatisfaction.

Any of these issues could have a material adverse effect on our operations, financial condition and cash flows.

Our failure to protect our reputation could have a material adverse effect on our brand images.

Our ability to maintain our reputation is critical to our brand images. Our reputation could be jeopardized if we fail to maintain high standards for merchandise quality and integrity. Any negative publicity about these types of concerns may reduce demand for our merchandise. Failure to comply with ethical, social, product, labor and environmental standards, or related political considerations, could also jeopardize our reputation and potentially lead to various adverse consumer actions, including boycotts. Failure to comply with local laws and regulations, to maintain an effective system of internal controls, to maintain the security of customer, associate, supplier or company information or to provide accurate and timely financial statement information could also hurt our reputation. Damage to our reputation or loss of consumer confidence for any of these or other reasons could have a material adverse effect on our results of operations, financial condition and cash flows, as well as require additional resources to rebuild our reputation.

Our failure to adequately protect our trade names, trademarks and patents could have a negative impact on our brand images and limit our ability to penetrate new markets.

We believe that our trade names, trademarks and patents are important assets and an essential element of our strategy. We have obtained or applied for federal registration of these trade names, trademarks and patents and have applied for or obtained registrations in many foreign countries. There can be no assurance that we will obtain such registrations or that the registrations we obtain will prevent the imitation of our products or infringement of our intellectual property rights by others. If any third-party copies our products or our stores in a manner that projects lesser quality or carries a negative connotation, it could have a material adverse effect on our brand image and reputation as well as our results of operations, financial condition and cash flows.

Our inability to compete favorably in our highly competitive segment of the retail industry could negatively impact our results.

The sale of women’s intimate and other apparel, personal care products and accessories is highly competitive. We compete for sales with a broad range of other retailers, including individual and chain specialty stores, department stores and discount retailers. In addition to the traditional store-based retailers, we also compete with direct marketers or retailers that sell similar lines of merchandise and who target customers through online channels. Brand image, marketing, design, price, service, quality, image presentation and fulfillment are all competitive factors in both the store-based and online channels.

Some of our competitors may have greater financial, marketing and other resources available. In many cases, our competitors sell their products in stores that are located in the same shopping malls as our stores. In addition to competing for sales, we compete for favorable site locations and lease terms in shopping malls.

Increased competition could result in price reductions, increased marketing expenditures and loss of market share, any of which could have a material adverse effect on our results of operations, financial condition and cash flows.

Our inability to remain current with fashion trends and launch new product lines successfully could negatively impact the image and relevance of our brands.

Our success depends in part on management’s ability to effectively anticipate and respond to changing fashion preferences and consumer demands and to translate market trends into appropriate, saleable product offerings in advance of the actual time of sale to the customer. Customer demands and fashion trends change rapidly. If we are unable to successfully anticipate, identify or react to changing styles or trends or we misjudge the market for our products or any new product lines, our sales will be lower, potentially resulting in significant amounts of unsold finished goods inventory. In response, we may be forced to increase our marketing promotions or price markdowns. These risks could have a material adverse effect on our brand image and reputation as well as our results of operations, financial condition and cash flows.

We may be adversely impacted by our inability to adequately source, distribute and sell merchandise and other materials on a global basis.

We source merchandise and other materials directly in international markets and in our domestic market. We distribute merchandise and other materials globally to our partners in international locations and to our stores. Many of our imports and exports are subject to a variety of customs regulations and international trade arrangements, including existing or potential duties, tariffs or safeguard quotas. We compete with other companies for production facilities.

We also face a variety of other risks generally associated with doing business on a global basis, such as:

•	political instability;

•	imposition of duties, taxes and other charges on imports or exports;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practice and political issues (including issues relating to compliance with domestic or international labor standards) which may result in adverse publicity or threatened or actual adverse consumer actions, including boycotts;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation or other factors.

We also rely upon third-party transportation providers for substantially all of our product shipments, including shipments to and from our distribution centers, our stores and to our customers. Our utilization of these delivery services for shipments is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact our transportation providers’ ability to provide delivery services that adequately meet our shipping needs.

New initiatives may be proposed impacting the trading status of certain countries and may include retaliatory duties or other trade sanctions which, if enacted, could impact our trading relationships with vendors or other parties in such countries.

In addition, significant health hazards, environmental hazards or natural disasters may occur which could have a negative effect on the economies, financial markets and business activity of international markets.

Our future performance will depend upon these and the other factors listed above which are beyond our control and could have a material adverse effect on our results of operations, financial condition and cash flows.

Fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations.

We are exposed to foreign currency exchange rate risk with respect to our sales, profits, assets, and liabilities denominated in currencies other than the U.S. dollar. In addition, our royalty arrangements are calculated based on sales in local currency and, as such, we are exposed to foreign currency exchange rate fluctuations. Although we use foreign currency forward contracts to hedge certain foreign currency risks, these measures may not succeed in offsetting all of the short-term negative impact of foreign currency rate movements on our business and results of operations. Hedging would generally not be effective in offsetting the long-term impact of sustained shifts in foreign exchange rates on our business results. As a result, the fluctuation in the value of the U.S. dollar against other currencies could have a material adverse effect on our results of operations, financial condition and cash flows.

Our stock price may be volatile.

Our stock price may fluctuate substantially as a result of variations in our actual or projected performance or the financial performance of other companies in the retail industry. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many retail and other stocks and that have often been unrelated or disproportionate to the operating performance of these companies.

Our failure to maintain our credit rating could negatively affect our ability to access capital and could increase our interest expense.

The credit ratings agencies periodically review our capital structure and the quality and stability of our earnings. A deterioration in our capital structure or the quality and stability of our earnings could result in a downgrade of our credit rating. Any negative ratings actions could constrain the capital available to our company or our industry and could limit our access to funding for our operations. We are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes constrained, our interest costs will likely increase, which could have a material adverse effect on our results of operations, financial condition and cash flows. Additionally, changes to our credit rating could affect our interest costs.

We may be unable to service or refinance our debt.

Some of our debt agreements contain covenants which require maintenance of certain financial ratios and also, under certain conditions, restrict our ability to pay dividends, repurchase common shares and make other restricted payments as defined in those agreements. Our cash flow from operations provides the primary source of funds for our debt service payments. If our cash flow from operations declines, we may be unable to service or refinance our current debt.

We may be unable to recruit, train and retain key personnel.

We believe we have benefited substantially from the leadership and experience of our senior executives, including Leslie H. Wexner, Chairman of the Board of Directors and Chief Executive Officer. The loss of the services of any of these individuals could have a material adverse effect on our business and prospects. Competition for key personnel in the retail industry is intense, and our future success will also depend on our ability to recruit, train and retain other qualified key personnel.

We may be unable to attract, develop and retain qualified employees and manage labor-related costs.

We believe our competitive advantage is providing a positive, engaging and satisfying experience for each individual customer, which requires us to have highly trained and engaged employees. Our success depends in part upon our ability to attract, develop and retain a sufficient number of qualified employees, including store personnel and talented merchants. The turnover rate in the retail industry is generally high, and qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas. Competition for such qualified individuals or changes in labor and healthcare laws could require us to incur higher labor costs. Our inability to recruit a sufficient number of qualified individuals in the future may delay planned openings of new stores or affect the speed with which we expand. Delayed store openings, significant increases in employee turnover rates or significant increases in labor-related costs could have a material adverse effect on our results of operations, financial condition and cash flows.

Our manufacturers may not be able to manufacture and deliver products in a timely manner and meet quality standards.

We purchase products through contract manufacturers and importers and directly from third-party manufacturers. Factors outside our control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns. In addition, quality problems could result in a product liability judgment or a widespread product recall that may negatively impact our sales and profitability for a period of time depending on product availability, competition reaction and consumer attitudes. Even if the product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions could adversely impact our reputation with existing and potential customers and our brand image. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our results may be adversely affected by fluctuations in product input costs.

Product input costs, including manufacturing labor and raw materials, fluctuate. These fluctuations may result in an increase in our production costs. We may not be able to, or may elect not to, pass these increases on to our customers which may adversely impact our profit margins. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our results may be adversely affected by fluctuations in energy costs.

Energy costs have fluctuated dramatically in the past. These fluctuations may result in an increase in our transportation costs for distribution, utility costs for our retail stores and costs to purchase products from our manufacturers. A continual rise in energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be adversely impacted by increases in costs of mailing, paper and printing.

Postal rate increases and paper and printing costs will affect the cost of our order fulfillment and promotional mailings. We rely on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting. Future paper and postal rate increases could adversely impact our earnings if we are unable to recover these costs or if we are unable to implement more efficient printing, mailing, delivery and order fulfillment systems. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

We self-insure certain risks and may be adversely impacted by unfavorable claims experience.

We are self-insured for various types of insurable risks including associate medical benefits, workers’ compensation, property, general liability and automobile up to certain stop-loss limits. Claims are difficult to predict and may be volatile. Any adverse claims experience could have a material adverse effect on our results of operations, financial condition and cash flows.

We significantly rely on our ability to implement and sustain information technology systems and to protect associated data.

Our success depends, in part, on the secure and uninterrupted performance of our information technology systems. Our information technology systems, as well as those of our service providers, are vulnerable to damage from a variety of sources, including telecommunication failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers and those of our service providers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Additionally, these types of problems could result in a breach of confidential customer, merchandise, financial or other important information which could result in damage to our reputation and/or litigation. The increased use of smartphones, tablets and other mobile devices may also heighten these and other operational risks. Despite the precautions we have taken, unanticipated problems may nevertheless cause failures in our information technology systems. Sustained or repeated system failures that interrupt our ability to process orders and deliver products to the stores or impact our consumers’ ability to access our websites in a timely manner or expose confidential customer, merchandise, financial or other important information could have a material adverse effect on our results of operations, financial condition and cash flows.

In addition, from time to time, we make modifications and upgrades to the information technology systems for point-of-sale, e-commerce, merchandising, planning, sourcing, logistics, inventory management and support systems including human resources and finance. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. We are aware of inherent risks associated with replacing these systems, including not accurately capturing data and system disruptions. Information technology system disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our operations, financial condition and cash flows.

We may fail to maintain the security of customer, associate, supplier or company information which could have a negative impact on our reputation and our results.

Information systems are susceptible to an increasing threat of continually evolving cybersecurity risks. Any significant compromise or breach of our data security could significantly damage our reputation with our customers, employees, investors and other third parties; cause the disclosure of confidential customer, associate, supplier or company information; cause our customers to stop shopping with us; and result in significant legal, regulatory and financial liabilities and lost revenues. While we have implemented systems and processes to protect against unauthorized access to our information systems and prevent data loss, there is no guarantee that these procedures are adequate to safeguard against all data security breaches. In addition to our own networks and databases, we use third-party service providers to store, process and transmit certain of this information on our behalf. Although we contractually require these service providers to implement and use reasonable security measures, we cannot control third parties and cannot guarantee that a security breach will not occur in their systems. We have confidential security measures in place to protect our physical facilities and information technology systems from attacks. Despite these measures, we may be vulnerable to targeted or random security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or similar events.

The regulatory environment related to information security, data collection and privacy is increasingly rigorous, with new and constantly changing requirements applicable to our business, and compliance with those requirements could result in additional costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants. Additionally, we could incur lost revenues and face increased litigation as a result of any potential cybersecurity breach.

These risks could have a material adverse effect on our results of operations, financial condition and cash flow.

We may fail to comply with regulatory requirements.

We are subject to numerous regulatory requirements. Our policies, procedures and internal controls are designed to comply with all applicable foreign and domestic laws and regulations, including those required by the Sarbanes-Oxley Act of 2002, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the SEC and the New York Stock Exchange (the “NYSE”). Failure to comply with such laws and regulations could have an adverse effect on our reputation, market price of our common stock, results of operations, financial condition and cash flows.

We may be adversely impacted by changes in taxation requirements.

We are subject to income tax in local, national and international jurisdictions. In addition, our products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions. The Company is also subject to the examination of its tax returns and other tax matters by the Internal Revenue Service and other tax authorities and governmental bodies. The Company regularly assesses the likelihood of an adverse outcome resulting from these examinations to determine the adequacy of its provision for taxes. There can be no assurance as to the outcome of these examinations. Fluctuations in tax rates and duties, changes in tax legislation or regulation or adverse outcomes of these examinations could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be adversely impacted by certain compliance or legal matters.

We, along with third parties we do business with, are subject to complex compliance and litigation risks. Actions filed against our Company from time to time include commercial, tort, intellectual property, customer, employment, data privacy, securities, anti-corruption and other claims, including purported class action lawsuits. Difficulty can exist in complying with sometimes conflicting regulations in local, national or foreign jurisdictions as well as new or changing regulations that affect how we operate. In addition, we may be impacted by litigation trends, including class action lawsuits involving consumers and shareholders, that could have a material adverse effect on our reputation, market price of our common stock, results of operations, financial condition and cash flows.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The old notes surrendered in exchange for new notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

Our net proceeds from the sale of the old notes were approximately $988.4 million after the deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds for general corporate purposes, including capital expenditures, dividends and share repurchases.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of October 31, 2015. You should read this table in conjunction with the information under the heading “Summary Historical Consolidated Financial Data” and our consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus.

As of October 31, 2015
(in millions)
Cash and cash equivalents	$1,311

Senior secured revolving facility(1)	—

Total senior secured debt	—
Senior Unsecured Debt with Subsidiary Guarantee
8.500% senior notes due 2019(2)	501
7.000% senior notes due 2020	400
6.625% senior notes due 2021	1,000
5.625% senior notes due 2022	1,000
5.625% senior notes due 2023	500
6.875% senior notes due 2035	1,000

Total senior unsecured debt with subsidiary guarantee(3)	4,401
Senior Unsecured Debt
6.900% senior notes due 2017(4)	711
6.950% senior notes due 2033	350
7.600% senior notes due 2037	299
Other borrowings	5

Total senior unsecured debt	1,365

Total debt	5,766

Total equity (deficit)	(657)

Total capitalization	$5,109

(1)	The aggregate amount of loan commitments under our senior secured revolving facility is $1 billion. As of October 31, 2015, there were no outstanding borrowings and $19 million in outstanding letters of credit.
(2)	The balances include a fair value interest rate hedge adjustment which increased the debt balance by $7 million as of October 31, 2015.
(3)	Reflects the total amount of indebtedness of L Brands, Inc. guaranteed by the subsidiary guarantors of the notes.
(4)	The balances include a fair value interest rate hedge adjustment which increased the debt balance by $11 million as of October 31, 2015.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended					For the Thirty-Nine Weeks Ended
January 29, 2011	January 28, 2012	February 2, 2013	February 1, 2014	January 31, 2015	October 31, 2015
4.8x	4.5x	4.1x	4.5x	4.7x	3.8x

For the purpose of calculating the ratios of earnings to fixed charges, we calculate earnings by adding fixed charges and distributions from equity method investees, net of income or losses from equity method investees, to pre-tax income from continuing operations before noncontrolling interests in consolidated subsidiaries and cumulative effect of changes in accounting principle. Fixed charges include total interest and a portion of rent expense, which we believe is representative of the interest factor of our rent expense. Interest associated with income tax liabilities is excluded from our calculation.

Pre-tax income includes the effect of the following special items:

In the thirty-nine weeks ended October 31, 2015, a $78 million gain related to the divestiture of our remaining ownership interest in our third-party apparel sourcing business.

In the fiscal year ended February 2, 2013, a $93 million impairment charge related to goodwill and other intangible assets for our La Senza business; a $27 million impairment charge related to long-lived stores assets for our Henri Bendel business; $14 million of expense associated with a store closure initiative at La Senza; and a $13 million gain related to $13 million in cash distributions from certain of our investments in Easton, a 1,300 acre planned community in Columbus, Ohio that integrates office, hotel, retail, residential and recreational space.

In the fiscal year ended January 28, 2012, a $232 million impairment charge related to goodwill and other intangible assets for our La Senza business; a $111 million gain related to the divestiture of 51% of our third-party apparel sourcing business; $163 million of expense related to the charitable contribution of our remaining shares of Express, Inc. to The Limited Brands Foundation; $24 million of restructuring expenses at La Senza; a $147 million gain related to the charitable contribution of our remaining shares of Express, Inc. to the Limited Brands Foundation; and an $86 million gain related to the sale of Express, Inc. common stock.

In the fiscal year ended January 29, 2011, a $52 million gain related to the initial public offering of Express including the sale of a portion of our shares; a $49 million gain related to a $57 million cash distribution from Express; a $45 million gain related to the sale of Express stock; a $25 million loss associated with the early retirement of portions of our 2012 and 2014 notes; a $20 million gain associated with the sale of our remaining 25% ownership interest in Limited Stores; and a $7 million gain related to a dividend payment from Express.

DESCRIPTION OF CERTAIN DEBT

The following descriptions are summaries of various material terms of certain indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements and indentures to which each summary relates, copies of which are available upon request. Capitalized terms used but not defined in this section shall have the meanings set forth in the amended and restated credit agreement dated as of July 18, 2014 (as amended and restated through the date hereof, the “Credit Agreement”) among L Brands, certain of L Brands’ subsidiaries, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto (such lenders, collectively, the “Lenders”).

Senior Secured Revolving Facility

We currently have a $1 billion secured revolving facility under our Credit Agreement (as amended, the “Revolving Facility”), which matures on July 18, 2019. The Revolving Facility allows L Brands and certain of its subsidiaries to borrow and obtain letters of credit in U.S. dollars, Canadian dollars and British pounds sterling.

Fees and interest rates payable under the Revolving Facility are based on our long-term credit ratings and, as of October 31, 2015, were 0.30% per annum of the committed and unutilized amounts and 1.50% per annum on outstanding letters of credit. As of October 31, 2015, there were no borrowings outstanding under the Revolving Facility. We had $19 million of outstanding letters of credit as of October 31, 2015, which correspondingly reduced our availability under the Revolving Facility.

Our obligations under the Credit Agreement (as well as any obligation of L Brands or any Guarantor (as defined below) in respect of hedging arrangements, cash management arrangements, open account agreements (subject to a cap) and certain separate letters of credit (subject to a cap), in each case, with any of the Lenders or their respective affiliates) (collectively, “Obligations”) are guaranteed (the “Guarantees”) by L Brands’ existing and future domestic subsidiaries that are Material Subsidiaries (the “Guarantors”). The Obligations are secured by security interests in existing and future tangible and intangible personal property of L Brands and the Guarantors, except to the extent prohibited by L Brands’ existing indentures and subject to additional exceptions for certain specified types of property and in certain specified circumstances. The Guarantees and security interests shall be released if L Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s) or BBB- or Baa3 or better (if rated by one credit rating agency only) and no Default shall have occurred and be continuing or would result from such release. The Guarantee and security interest of a Guarantor may also be released where such Guarantor ceases to be a consolidated subsidiary of L Brands pursuant to a transaction permitted under the Credit Agreement.

The Credit Agreement contains various covenants, including, for example, those that require L Brands to maintain certain specified fixed charge coverage and leverage ratios, and those that restrict the ability of L Brands and its Consolidated Subsidiaries to incur certain types of indebtedness or to grant certain liens on their respective property or assets. With respect to the foregoing financial covenants, L Brands is required to maintain (x) a fixed charge coverage ratio of 1.75 to 1.00 and (y) a leverage ratio, as measured by Consolidated Debt over Consolidated EBITDA, as those terms are defined in the Credit Agreement, not to exceed 4.00 to 1.00. The Credit Agreement also includes additional covenants, which, for example, restrict or limit the ability of L Brands and each of its Consolidated Subsidiaries to: (a) make new investments in, and new guarantees of indebtedness for the benefit of, non-Guarantor subsidiaries, subject to a $200 million basket (which Investment covenant shall not apply if L Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s), or BBB- or Baa3 or better (if rated by only one credit rating agency); (b) enter into additional agreements or instruments that restrict the granting of liens by L Brands or any of its Consolidated Subsidiaries to secure the Obligations (or the obligations under any facility that refinances or replaces the Credit Facility); and (c) make Restricted Payments, except with respect to (i) distributions by wholly-owned Consolidated Subsidiaries, (ii) ratable dividends by Consolidated Subsidiaries, and, if (A) no

Default or Event of Default exists and (B) the leverage ratio, as measured by Consolidated Debt over Consolidated EBITDA, is less than 4.00 to 1.00 (in each case of (A) and (B), at the time of, and immediately after giving effect to such Restricted Payment), (iii) Restricted Payments by L Brands not to exceed the greater of (x) $500,000,000 and (y) 7.5% of Consolidated Total Assets (which Restricted Payment covenant shall not apply if L Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s) or BBB- or Baa3 or better (if rated by one credit rating agency only)); provided that, in each case of (a), (b) and (c), such covenants are subject to certain (other) exceptions or allowances; provided further, that the covenants described in clauses (a) and (c) shall not apply if (i) the leverage ratio, as measured by Consolidated Debt over Consolidated EBITDA, is less than 3.00 to 1.00 and (ii) no Default or Event of Default exists (in each case of (i) and (ii), at the time of, and immediately after giving effect to, the applicable investment or guarantee or Restricted Payment).

Other Existing Debt

In October 2015, L Brands issued $1 billion of the old notes.

In October 2013, L Brands issued $500 million of 5.625% senior notes due October 15, 2023. Interest on the 2023 notes is payable on October 15 and April 15 of each year.

In February 2012, L Brands issued $1 billion of 5.625% senior notes due February 15, 2022. Interest on the 2022 notes is payable on February 15 and August 15 of each year.

In March 2011, L Brands issued $1 billion of 6.625% senior notes due April 1, 2021. Interest on the 2021 notes is payable on April 1 and October 1 of each year.

In May 2010, L Brands issued $400 million of 7.00% senior notes due May 1, 2020. Interest on the 2020 notes is payable on May 1 and November 1 of each year.

In June 2009, L Brands issued $500 million of 8.50% senior notes due June 15, 2019. Interest on the 2019 notes is payable on June 15 and December 15 of each year.

In July 2007, L Brands issued $700 million of 6.90% notes due July 2017 and $300 million of 7.60% notes due July 15, 2037 utilizing a shelf registration statement under which up to $1 billion of debt securities, common and preferred stock and other securities could be issued. Interest on the 2017 notes and the 2037 notes is payable on January 15 and July 15 of each year.

Other outstanding notes of L Brands include $350 million of 6.95% notes due March 2033.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On October 30, 2015, L Brands, Inc. privately placed $1,000,000,000 aggregate principal amount of old notes in a transaction exempt from registration under the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer and upon effectiveness of the exchange offer registration statement, promptly commence the exchange offer.

In addition, we have agreed to keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes. The new notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

The Exchange Offer

Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged in the exchange offer, except that:

•	the new notes have been registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the new notes will not contain any legend restricting their transfer;

•	holders of the new notes will not be entitled to some of the rights of the holders of the old notes under the registration rights agreement, which rights will terminate on completion of the exchange offer; and

•	the new notes will not contain any provisions regarding the payment of additional interest.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering old notes acquired directly from L Brands for its own account;

•	acquired the old notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and has made representations to L Brands to that effect.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter available May 13, 1988, Morgan Stanley & Co., Incorporated, SEC No-Action Letter available June 5, 1991 and Shearman & Sterling, SEC No-Action Letter available July 2, 1993; and

•	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make available to any broker-dealer, without charge, as many copies of this prospectus as such broker-dealer may reasonably request.

Tendering holders of old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Shelf Registration Statement

If we and the guarantors determine that, because of changes in law, SEC rules or regulations or applicable interpretations of the staff of the SEC, L Brands is not permitted to effect the exchange offer, or under certain other circumstances, L Brands will, at its cost, file with the SEC and use its reasonable best efforts to cause to become effective after such determination a shelf registration statement with respect to resales of the old notes and new notes and to keep the registration statement effective for two years, or, if earlier, the date when all old notes or new notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. L Brands will, in the event shelf registration is filed, provide to each holder copies of a prospectus, notify each holder when the shelf registration statement for the old notes and new notes has become effective and take certain other actions as are required to permit resales of such notes.

A holder selling old notes or new notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to a selling holder, including certain indemnification obligations.

Additional Interest

We will pay additional cash interest on the principal amount of the old notes, in addition to the stated interest on the old notes, if:

•	the SEC does not declare the registration statement of which this prospectus forms a part effective by April 25, 2016;

•	neither the exchange offer has been completed nor the shelf registration statement has been declared effective on or before May 24, 2016; or

•	we have filed, and the SEC has declared effective, the shelf registration statement and at any time prior to the earlier of two years from the date the shelf registration is declared effective and such time as all the notes covered by the shelf registration statement have been disposed of under the shelf registration statement, the shelf registration statement ceases to be effective, or fails to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment which cures the failure and that is itself immediately declared effective.

Additional interest will accrue at a rate of 0.25% per annum on the principal amount during the 90-day period after the occurrence of the registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period from and including the date on which such registration default shall occur to, but excluding, the date on which the registration default is cured. In no event will the rate exceed 0.50% per annum on the principal amount. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable.

The summary of the provisions of the registration rights agreement contained in this prospectus does not contain all of the terms of the agreement. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Expiration Date; Extensions; Termination; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on          , 2016, unless L Brands in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. We expressly reserve the right to extend the exchange offer at any time and from time to time before the expiration date by giving oral or written notice to The Bank of New York Mellon Trust Company, N.A., the exchange agent, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to Dow Jones New Service or other national newswire service. During any extension of the exchange offer, all old notes previously tendered in the exchange offer will remain subject to the exchange offer. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the offer.

The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events described below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner.

If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes on the exchange date.

If we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and at the time that notice of this waiver or amendment is first published, sent or given to holders of old notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

This prospectus and the letter of transmittal and other relevant materials will be mailed to record holders of old notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to Tender

The tender to L Brands of old notes according to one of the procedures described below will constitute an agreement between that holder of old notes and L Brands in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

General Procedures. A holder of an old note may tender them by properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, and delivering them, together with the certificate or certificates representing the old notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date, or complying with the guaranteed delivery procedures described below. All references in this prospectus to the letter of transmittal include a facsimile of the letter of transmittal.

If tendered old notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted old notes are to be issued, and any untendered old notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to L Brands. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender the old notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the old notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the old notes. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the old notes at The Depository Trust Company (“DTC”) for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy thereof or an agent’s message in lieu thereof, properly completed and duly executed, with any required signature guarantees, must in any case be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date.

The method of delivery of old notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal, or an agent’s message in lieu thereof, and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or agent’s message or old notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received, at the address set forth below under “—Exchange Agent,” on or before the expiration date a letter, telegram or facsimile transmission from an eligible guarantor institution that:

•	sets forth the name and address of the tendering holder, the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

•	states that the tender is being made thereby; and

•	guarantees that within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible guarantor institution, the old notes, in proper form for transfer, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal or agent’s message and any other required documents.

Unless old notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal or agent’s message and any other required documents, we may reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible guarantor institutions for the purposes described in this paragraph are being delivered with this prospectus and the letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal or agent’s message accompanied by the old notes or a timely confirmation of a book- entry transfer is received by an exchange agent. Issuances of new notes in exchange for old notes tendered by an eligible guarantor institution as described above will be made only against deposit of the applicable letter of transmittal or agent’s message and any other required documents and the tendered old notes or a timely confirmation of a book-entry transfer.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of old notes will be determined by us. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of L Brands, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering old notes for exchange, or the transferor, exchanges, assigns and transfers the old notes to L Brands and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

•	it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes; and

•	when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents we deem necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange shall constitute performance in full of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

By tendering old notes, the transferor certifies that:

•	it is not an affiliate of L Brands within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns old notes acquired directly from L Brands or its affiliates, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

•	it is an affiliate, as so defined, of L Brands or of an initial purchaser, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

Old notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	state the name of the registered holder of the old notes;

•	state the principal amount of old notes delivered for exchange;

•	state that the holder is withdrawing its election to have those old notes exchanged;

•	specify the principal amount of old notes to be withdrawn, which must be an authorized denomination;

•	specify the certificate numbers of old notes to be withdrawn; and

•	be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes being withdrawn.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be either:

•	returned to the holder without cost to that holder; or

•	in the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with the book-entry transfer facility for the old notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Properly withdrawn old notes may be retendered by following one of the procedures described under “—How to Tender” above at any time on or prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes when, as and if we had given written notice of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the exchange agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the applicable exchange agent’s account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC;

•	the due tendering of old notes in accordance with the exchange offer; and

•	that each holder of the old notes exchanged in the exchange offer shall have represented that all new notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

The conditions described above are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties. In addition, we will not accept for exchange any old notes tendered and no new notes will be issued in exchange for any old notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Allissa Overton

Tel: 315-414-3362

Fax: 732-667-9408

Email inquiries:

CT_REORG_UNIT_INQUIRIES@bnymellon.com

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $115,000.

Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the new notes at the same carrying value of the original notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for original notes. We have recognized the expenses incurred in connection with the issuance of the new notes as of the date of the exchange.

Other

Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered old notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreement. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement which by its terms terminates and ceases to have further effect as a result of the making of this exchange offer.

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the old notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. We do not intend to register the old notes under the Securities Act.

In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer.

DESCRIPTION OF THE NOTES

As used below, the terms “we,” “us,” “our” and “L Brands” refer only to L Brands, Inc. and not to any of its Subsidiaries. The definitions of certain capitalized terms used in this section are set forth below under “—Certain Definitions.” Capitalized terms used but not defined in this section shall have the meanings set forth in the Indenture.

General

The old notes were issued under an indenture (the “Indenture”) dated as of October 30, 2015 among us, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The following is a summary of the material terms and provisions of the Notes and the Indenture. However, this summary does not purport to be a complete description of the Notes or the Indenture and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, a copy of which is available from us upon request. We urge you to read the Indenture carefully because it, and not the following description, will govern your rights as a holder of the Notes.

Maturity, Interest, Form and Denomination

The Notes are being issued in an original aggregate principal amount of $1,000,000,000. The Notes will mature on November 1, 2035 and will bear interest at the rate of 6.875% per year.

Interest will be payable semiannually in arrears on May 1 and November 1 of each year commencing on May 1, 2016 to holders of record of the Notes on the preceding April 15 and October 15, respectively. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a Note will be treated as the owner of such Note for all purposes of the Indenture.

Further Issuances of the Notes

We may, from time to time, without the consent of the existing holders of the Notes, issue additional notes (“Additional Notes”) under the Indenture having the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such Additional Notes will be consolidated with and form a single series with the Notes offered hereby for all purposes of the Indenture. If the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a different CUSIP number.

Ranking

The Notes will be our senior unsecured obligations and:

•	will rank equally with all our other senior unsecured indebtedness from time to time outstanding;

•	will rank senior to any of our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Notes;

•	will rank effectively junior to all of our secured indebtedness, if any, from time to time outstanding, including our indebtedness under our Senior Credit Facility, in each case, to the extent of the value of the collateral securing such indebtedness;

•	will rank effectively junior to all indebtedness and liabilities of our Subsidiaries that are not Subsidiary Guarantors (as defined herein) to the extent of the value of such Subsidiaries;

•	will be guaranteed by the Subsidiary Guarantors on a senior unsecured basis as described below under “Subsidiary Guarantees”; and

•	will rank effectively senior to any series of our existing and future unsecured debt securities that are not guaranteed by our subsidiaries to the extent of the value of the assets of the guarantors.

Each Subsidiary Guarantee will be the senior unsecured obligation of the applicable Subsidiary Guarantor and:

•	will rank equally with all other senior unsecured indebtedness of such Subsidiary Guarantor from time to time outstanding;

•	will rank senior to any future indebtedness, if any, of such Subsidiary Guarantor from time to time outstanding that is expressly subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee; and

•	will rank effectively junior to all of such Subsidiary Guarantor’s secured indebtedness, if any, from time to time outstanding, including such Subsidiary Guarantor’s guarantee of indebtedness under our Senior Credit Facility, in each case, to the extent of the value of the collateral of such Subsidiary Guarantor securing such indebtedness.

The guarantors represent (i) substantially all of the sales of our domestic subsidiaries, (ii) more than 90% of the assets owned by our domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (iii) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

Subsidiary Guarantees

The Notes will be guaranteed (each such guarantee being referred to as a “Subsidiary Guarantee”), on a joint and several senior unsecured basis, on the Issue Date by each of our Domestic Subsidiaries that is a guarantor of our Senior Credit Facility (each such Subsidiary being referred to as a “Subsidiary Guarantor”). On January 25, 2016, the Subsidiary Guarantors will consist of the following Subsidiaries: Bath & Body Works Brand Management, Inc., Bath & Body Works Direct, Inc., Bath & Body Works, LLC, beautyAvenues, LLC (formerly beautyAvenues, Inc.), Intimate Brands, Inc., Intimate Brands Holding, LLC, L Brands Direct Fulfillment, Inc. (formerly Limited Brands Direct Fulfillment, Inc.), L Brands Service Company, LLC (formerly Limited Brands Service Company, LLC), L Brands Store Design & Construction, Inc. (formerly Limited Store Planning, Inc.), La Senza, Inc., Mast Industries, Inc., Victoria’s Secret Direct Brand Management, LLC, Victoria’s Secret Stores Brand Management, Inc. and Victoria’s Secret Stores, LLC. Following the Issue Date, additional Domestic Subsidiaries will be required to become Subsidiary Guarantors to the extent set forth below under “—Additional Subsidiary Guarantees.” The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the extent necessary to prevent the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

The Indenture provides that the Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released:

(a)	in the event of a sale or other transfer of Equity Interests in such Subsidiary Guarantor or dissolution of such Subsidiary Guarantor in compliance with the terms of the Indenture following which such Subsidiary Guarantor ceases to be a Consolidated Subsidiary;

(b)	upon such Subsidiary Guarantor ceasing to be a borrower or guarantor under any Senior Credit Facility; or

(c)	in connection with a satisfaction and discharge, Covenant Defeasance or Legal Defeasance of the Indenture in accordance with the provisions described below.

Optional Redemption

Make-whole redemption

The Notes will be redeemable in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon to maturity discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, plus accrued interest thereon to the date of redemption. The Trustee will have no obligation to calculate or determine the Redemption Price.

Redemption from proceeds of qualified equity offerings

Prior to November 1, 2018 we may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount at maturity of the outstanding Notes (including Additional Notes) at a redemption price equal to 106.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date; provided that at least 65% of the principal amount at maturity of Notes issued under the Indenture (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by us or our Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Notice of any redemption will be sent at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above, holders of Notes will have the right to require us to repurchase all or any part in an integral multiple of $1,000 of their Notes (provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000) pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to send a notice to holders of Notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The definition of Change of Control includes the occurrence of a direct or indirect sale, transfer, conveyance or other disposition (other than by way of a merger or consolidation) of “all or substantially all” of the properties or assets of L Brands and its Subsidiaries taken as a whole. See “—Certain Definitions—Change of Control.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require L Brands to repurchase its Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of L Brands and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitations on Liens

We have agreed under the Indenture that we will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the Notes (together with, if we shall so determine, any other indebtedness or obligations of L Brands, Inc. or any Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary.

Additional Subsidiary Guarantees

If, after the Issue Date, any of our Domestic Subsidiaries becomes a borrower or guarantor under the Senior Credit Facility, then, in each such case, we will be required to cause such Domestic Subsidiary to:

(a)	execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary shall unconditionally guarantee all of our obligations under the Notes and the Indenture; and

(b)	deliver to the Trustee one or more opinions of counsel that, subject to customary qualifications, such supplemental indenture (i) has been duly authorized, executed and delivered by such Subsidiary and (ii) constitutes a valid and legally binding obligation of such Subsidiary in accordance with its terms.

Limitations on Mergers and Sales of Assets

We have agreed under the Indenture not to consolidate with or merge into another corporation, or sell other than for cash or lease all or substantially all our assets to another corporation, or purchase all or substantially all the assets of another corporation, unless:

•	either L Brands, Inc. is the continuing corporation or the successor corporation (if other than L Brands, Inc.) expressly assumes by supplemental indenture the obligations of the Notes (in which case, except in the case of such a lease, we will be discharged from these obligations); and

•	immediately after the merger, consolidation, sale or lease, no Default shall have occurred and be continuing.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Indenture will provide that we will file with the SEC (unless the SEC will not accept such filings) and furnish to the holders of Notes all quarterly and annual financial information, and on dates, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Notes were registered under the Exchange Act.

Defaults

The Indenture provides that each of the following will constitute an “Event of Default”:

•	default for 30 days in payment of interest upon any Note;

•	default in payment of principal or premium, if any, on any Note;

•	default, for 90 days after notice, in the performance of any other covenant in the Indenture; and

•	certain events of bankruptcy or insolvency.

If an Event of Default should occur and be continuing, either the Trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable. Holders of a majority in aggregate principal amount of the Notes then outstanding will be entitled to control certain actions of the Trustee under the Indenture and to waive past Defaults. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Notes, unless one or more of such holders of Notes shall have offered to the Trustee security or indemnity satisfactory to the Trustee.

If an Event of Default occurs and is continuing, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for all amounts due to the Trustee under the Indenture prior to any payments to holders of the Notes.

The right of any holder of Notes to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s Note when due) will be subject to certain conditions precedent, including a written notice to the Trustee by such holder of the occurrence of one or more Events of Default, a request to the Trustee by the holders of not less than 25% in aggregate principal amount of the Notes then outstanding to take action and an offer satisfactory to the Trustee of security and indemnity against liabilities incurred by it in so doing.

Satisfaction and Discharge

The Indenture and the guarantees will be discharged and will cease to be of further effect as to all outstanding Notes when either:

(a)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from this trust) have been delivered to the Trustee for cancellation; or

(b)	all Notes not delivered to the Trustee for cancellation otherwise (x) have become due and payable, (y) will become due and payable, or may be called for redemption, within one year or (z) have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the holders of Notes, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation;

(c)	we have paid all other sums payable by us under the Indenture; and

(d)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that we and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Subsidiary Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Subsidiary Guarantees, except as to:

(a)	rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;

(b)	our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)	the rights, powers, trust, duties, and immunities of the Trustee, and our obligations in connection therewith; and

(d)	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and bankruptcy events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy events no longer apply. We may exercise our Legal Defeasance option regardless of whether we have previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)	we must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the holders, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes;

(b)	in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(i)	we have received from, or there has been published by the Internal Revenue Service, a ruling; or

(ii)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(d)	no Default shall have occurred and be continuing on the date of such deposit;

(e)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(f)	we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders of Notes over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others; and

(g)	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (a) through (f) and, in the case of the opinion of counsel, clauses (b) and/or (c) and (e) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of the Subsidiary Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, without the consent of the holders of Notes, to, among other things, issue Additional Notes under the Indenture, comply with the terms of the TIA, make changes that are not adverse to the holders of Notes and add additional Subsidiary Guarantors (or release additional Subsidiary Guarantors from their Subsidiary Guarantees in accordance with the Indenture) by one or more supplemental indentures and, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental Indenture or the rights of the holders of the Notes; provided that no such modification will:

•	extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal payable on any date, change the coin or currency in which principal of or any premium or interest on any Notes are payable, release all or substantially all of the Subsidiary Guarantors from their Subsidiary Guarantees (other than in accordance with the Indenture) or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Note affected thereby; or

•	reduce the aforesaid percentage of Notes, the consent of the holders of which is required for any such modification without the consent of the holders of all Notes then outstanding; or

•	modify without the written consent of the Trustee the rights, duties or immunities of the Trustee.

Concerning the Trustee

The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business. We will be required to file annually with the Trustee a statement of certain officers specified in the Indenture as to the fulfillment of our obligations under the Indenture during the preceding year.

Certain Definitions

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by both of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies (the “Relevant

Period”)); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply either (1) did not reduce the ratings of the Notes during the Relevant Period or (2) do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of L Brands and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than L Brands or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of L Brands’ voting stock; or (3) the first day on which a majority of the members of L Brands’ Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a wholly owned Subsidiary of a holding company that has agreed to be bound by the terms of the Notes and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of L Brands who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of L Brands’ proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Default” shall mean an Event of Default or an event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes.

“Domestic Subsidiary” means any of our Subsidiaries which is organized under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Issue Date” means October 30, 2015.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Qualified Equity Offerings” means a public or private offering of Equity Interests (other than Disqualified Equity Interests) of L Brands generating gross proceeds of at least $50.0 million.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealers” means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Senior Credit Facility” shall mean each of (i) the Amended and Restated Five-Year Revolving Credit Agreement, among L Brands, Inc., the Lenders party thereto, and JPMorgan Chase Bank N.A., as Administrative Agent and Collateral Agent, dated as of October 6, 2004, as amended or amended and restated as of November 5, 2004, March 22, 2006, August 3, 2007, February 19, 2009, March 8, 2010 and July 15, 2011 and (ii) any other indebtedness for borrowed money of L Brands or any of its Domestic Subsidiaries in excess of $100.0 million.

“Significant Subsidiary” means a Subsidiary (treated for purposes of this definition on a consolidated basis together with its Subsidiaries) which meets any of the following conditions:

•	our and our other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent of the total assets of ours and our Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	our and our other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent of the total assets of ours and our Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	our and our other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds ten percent of such income of ours and our Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Voting Stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of a corporation; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered Voting Stock whether or not such event shall have occurred.

MATERIAL U.S. TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to beneficial owners. The tax consequences of holding the new notes (including the accrual of original issue discount on the new notes) are identical to those of holding the old notes. Accordingly, when a holder exchanges an old note for a new note in the exchange offer, the beneficial owner will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer notes must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for the old notes where such old notes were acquired as a result of market- making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2016, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We and the guarantors will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of six months after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and the guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the new notes and the related guarantees will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of L Brands, Inc. appearing in L Brands, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2015 (including schedules appearing therein), and the effectiveness of L Brands, Inc.’s internal control over financial reporting as of January 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of L Brands, Inc. and subsidiaries for the thirty-nine week periods ended October 31, 2015 and November 1, 2014, all of which are incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated December 4, 2015 and December 5, 2014, respectively, included in the L Brands, Inc. Quarterly Reports on Form 10-Q for the periods then ended, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. Such reports and other information filed by us may be inspected and copied at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549. For further information about the public reference room, call 1-800-SEC-0330. The SEC also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and such website is located at http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

L Brands, Inc.

Investor Relations Department

Three Limited Parkway

Columbus, Ohio 43230

INCORPORATION OF DOCUMENTS BY REFERENCE

This document incorporates by reference the documents set forth below. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until all of the notes are sold.

The following documents filed with the SEC are incorporated by reference into this prospectus:

(a)	Annual Report on Form 10-K for the year ended January 31, 2015;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2015, August 1, 2015 and October 31, 2015;

(c)	Current Reports on Form 8-K filed on May 26, 2015 (with respect to Items 5.02 and 5.07 only) and as furnished on June 19, 2015 (with respect to Item 7.01 only); and

(d)	Definitive Proxy Statement on Form 14A filed on April 10, 2015.

Our Annual Report on Form 10-K for the year ended January 31, 2015 provides guarantor financial information pursuant to Rule 3-10 of Regulation S-X regarding our subsidiaries that are guarantors of the notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

We are a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the Restated Certificate of Incorporation of L Brands includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of L Brands’ directors to L Brands or its stockholders for monetary damages for breach of fiduciary as director.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, L Brands’ Amended and Restated Bylaws provide that every person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was serving as a director or officer of L Brands or is or was serving at the request of L Brands as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a member of any committee or similar body, shall be indemnified and held harmless to the fullest extent legally permissible under the DGCL against all expenses (including attorney’s fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding (including appeals) or the defense or settlement thereof or any claim, issue, or matter therein. Expenses incurred by a director or officer in defending such an action, suit or proceeding shall be paid by L Brands in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay any amount if it is ultimately determined that such director or officer is not entitled to indemnification by L Brands as authorized by the relevant sections of the DGCL.

The Registration Rights Agreement filed as Exhibit 4.3 to this registration statement provides for indemnification of directors and officers of the Registrants by the initial purchasers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits. Reference is made to the Exhibit Index filed as part of this registration statement.

(b) Financial Statement Schedules. Reference is made to the financial statements or notes thereto included in the prospectus to which this registration statement relates.

Item 22.	Undertakings

Each undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 25, 2016.

L BRANDS, INC.

By:	/s/ Stuart B. Burgdoerfer
	Name:	Stuart B. Burgdoerfer
	Title:	Executive Vice President and Chief Financial Officer
(Mr. Burgdoerfer is the principal financial officer and the principal accounting officer and has been duly authorized to sign on behalf of the Registrant)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 25, 2016
Leslie H. Wexner

/s/ Stuart B. Burgdoerfer	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2016
Stuart B. Burgdoerfer

*	Director	January 25, 2016
E. Gordon Gee

*	Director	January 25, 2016
Dennis S. Hersch

*	Director	January 25, 2016
Donna A. James

*	Director	January 25, 2016
David T. Kollat

*	Director	January 25, 2016
William R. Loomis, Jr.

*	Director	January 25, 2016
Jeffrey H. Miro

Signature	Title	Date

*	Director	January 25, 2016
Michael G. Morris

*	Director	January 25, 2016
Stephen D. Steinour

*	Director	January 25, 2016
Allan R. Tessler

*	Director	January 25, 2016
Abigail S. Wexner

*	Director	January 25, 2016
Raymond Zimmerman

*By	/s/ Stuart B. Burgdoerfer
Attorney-in-Fact

GUARANTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 25, 2016.

BATH & BODY WORKS BRAND MANAGEMENT,
INC.

BATH & BODY WORKS DIRECT, INC.

INTIMATE BRANDS, INC.

L BRANDS DIRECT FULFILLMENT, INC.

L BRANDS STORE DESIGN & CONSTRUCTION,
INC.

LA SENZA, INC.

MAST INDUSTRIES, INC.

VICTORIA’S SECRET STORES

BRAND MANAGEMENT, INC.

By:	/s/ Stuart B. Burgdoerfer
	Name:	Stuart B. Burgdoerfer
	Title:	Principal Financial Officer, Principal Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie H. Wexner, Stuart B. Burgdoerfer and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leslie H. Wexner Leslie H. Wexner	Principal Executive Officer	January 25, 2016

/s/ Stuart B. Burgdoerfer	Principal Financial Officer, Principal Accounting Officer and Director	January 25, 2016
Stuart B. Burgdoerfer

/s/ Shelley Milano	Director	January 25, 2016
Shelley Milano

GUARANTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 25, 2016.

BATH & BODY WORKS, LLC VICTORIA’S SECRET STORES, LLC

By:	RETAIL STORE OPERATIONS, INC., its sole member

By:	/s/ Stuart B. Burgdoerfer
	Name:	Stuart B. Burgdoerfer
	Title:	Principal Financial Officer, Principal Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie H. Wexner, Stuart B. Burgdoerfer and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leslie H. Wexner Leslie H. Wexner	Principal Executive Officer	January 25, 2016

/s/ Stuart B. Burgdoerfer	Principal Financial Officer, Principal Accounting Officer and Director	January 25, 2016
Stuart B. Burgdoerfer

/s/ Shelley Milano	Director	January 25, 2016
Shelley Milano

GUARANTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 25, 2016.

VICTORIA’S SECRET DIRECT BRAND MANAGEMENT, LLC

By:	VICTORIA’S SECRET STORES BRAND MANAGEMENT, INC., its sole member

By:	/s/ Stuart B. Burgdoerfer
	Name:	Stuart B. Burgdoerfer
	Title:	Principal Financial Officer, Principal Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie H. Wexner, Stuart B. Burgdoerfer and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leslie H. Wexner Leslie H. Wexner	Principal Executive Officer	January 25, 2016

/s/ Stuart B. Burgdoerfer	Principal Financial Officer, Principal Accounting Officer and Director	January 25, 2016
Stuart B. Burgdoerfer

/s/ Shelley Milano	Director	January 25, 2016
Shelley Milano

GUARANTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 25, 2016.

BEAUTYAVENUES, LLC

By:	MAST INDUSTRIES, INC., its sole member

By:	/s/ Stuart B. Burgdoerfer
	Name:	Stuart B. Burgdoerfer
	Title:	Principal Financial Officer, Principal Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie H. Wexner, Stuart B. Burgdoerfer and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leslie H. Wexner Leslie H. Wexner	Principal Executive Officer	January 25, 2016

/s/ Stuart B. Burgdoerfer	Principal Financial Officer, Principal Accounting Officer and Director	January 25, 2016
Stuart B. Burgdoerfer

/s/ Shelley Milano	Director	January 25, 2016
Shelley Milano

GUARANTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 25, 2016.

L BRANDS SERVICE COMPANY, LLC INTIMATE BRANDS HOLDING, LLC

By:	INTIMATE BRANDS, INC., manager

By:	/s/ Stuart B. Burgdoerfer
	Name:	Stuart B. Burgdoerfer
	Title:	Principal Financial Officer, Principal Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie H. Wexner, Stuart B. Burgdoerfer and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leslie H. Wexner	Principal Executive Officer	January 25, 2016
Leslie H. Wexner

/s/ Stuart B. Burgdoerfer Stuart B. Burgdoerfer	Principal Financial Officer, Principal Accounting Officer and Director	January 25, 2016

/s/ Shelley Milano	Director	January 25, 2016
Shelley Milano

EXHIBIT INDEX

Exhibit No.	Document

3	Articles of Incorporation and Bylaws.

3.1	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K dated February 1, 2014.

3.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K dated March 22, 2013.

3.3*	Certificate of Incorporation of Bath & Body Works Brand Management, Inc.

3.4*	Bylaws of Bath & Body Works Brand Management, Inc.

3.5*	Certificate of Incorporation of Bath & Body Works Direct, Inc.

3.6*	Bylaws of Bath & Body Works Direct, Inc.

3.7*	Certificate of Formation of Bath & Body Works, LLC.

3.8*	First Amended and Restated Limited Liability Company Agreement of Bath & Body Works, LLC.

3.9*	Certificate of Formation of beautyAvenues, LLC.

3.10*	Limited Liability Company Agreement of beautyAvenues, LLC.

3.11*	Certificate of Incorporation of Intimate Brands, Inc.

3.12*	Amended and Restated Bylaws of Intimate Brands, Inc.

3.13*	Certificate of Incorporation of Intimate Brands Holding, LLC.

3.14*	Limited Liability Company Agreement of Intimate Brands Holding, LLC.

3.15*	Certificate of Incorporation of L Brands Direct Fulfillment, Inc.

3.16*	Bylaws of L Brands Direct Fulfillment, Inc.

3.17*	Certificate of Amendment of Certificate of Formation of L Brands Service Company, LLC.

3.18*	Limited Liability Company Agreement of L Brands Service Company, LLC.

3.19*	Certificate of Amendment of the Certificate of Incorporation of L Brands Store Design & Construction, Inc.

3.20*	Bylaws of L Brands Store Design & Construction, Inc.

3.21*	Certificate of Incorporation of La Senza, Inc.

3.22*	Bylaws of La Senza, Inc.

3.23*	Certificate of Incorporation of Mast Industries, Inc.

3.24*	Bylaws of Mast Industries, Inc.

3.25*	Certificate of Formation of Victoria’s Secret Direct Brand Management, LLC.

3.26*	Limited Liability Company Agreement of Victoria’s Secret Direct Brand Management, LLC.

3.27*	Certificate of Incorporation of Victoria’s Secret Stores Brand Management, Inc.

3.28*	Bylaws of Victoria’s Secret Stores Brand Management, Inc.

3.29*	Certificate of Formation of Victoria’s Secret Stores, LLC.

3.30*	First Amended and Restated Limited Liability Company Agreement of Victoria’s Secret Stores, LLC.

Exhibit No.	Document

4	Instruments Defining the Rights of Security Holders.

4.1	Conformed copy of the Indenture dated as of March 15, 1988 between the Company and The Bank of New York, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-105484) dated May 22, 2003.

4.2	Proposed form of Debt Warrant Agreement for Warrants attached to Debt Securities, with proposed form of Debt Warrant Certificate, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (Reg. No. 33-53366) originally filed with the Securities and Exchange Commission (the “SEC”) on October 16, 1992, as amended by Amendment No. 1 thereto, filed with the SEC on February 23, 1993 (the “1993 Form S-3”).

4.3	Proposed form of Debt Warrant Agreement for Warrants not attached to Debt Securities, with proposed form of Debt Warrant Certificate, incorporated by reference to Exhibit 4.3 to the 1993 Form S-3.

4.4	Indenture, dated as of February 19, 2003 between the Company and The Bank of New York, incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-4 (Reg. No. 333-104633) dated April 18, 2003.

4.5	First Supplemental Indenture dated as of May 31, 2005 among the Company, The Bank of New York and The Bank of New York Trust Company, N.A., incorporated by reference to Exhibit 4.1.2 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-125561) filed June 6, 2005.

4.6	Second Supplemental Indenture dated as of July 17, 2007 between the Company and The Bank of New York Trust Company, N.A., incorporated by reference to Exhibit 4.1.4 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-146420) filed October 1, 2007.

4.7	Indenture, dated as of June 19, 2009, among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated June 24, 2009.

4.8	Registration Rights Agreement, dated as of June 19, 2009, among the Company, the guarantors named therein and J.P. Morgan Securities Inc., as representative of the initial purchasers, incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K dated June 24, 2009.

4.9	Third Supplemental Indenture dated as of May 4, 2010 between the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., incorporated by reference to Exhibit 4.1.4 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-170406) filed on November 5, 2010.

4.10	Fourth Supplemental Indenture dated as of January 29, 2011 between the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., incorporated by reference to Exhibit 4.1.5 to the post-effective amendment to the Company’s Registration Statement on Form S-3 (Reg. No. 333-170406) filed on March 22, 2011.

4.11	Form of Fifth Supplemental Indenture dated as of March 25, 2011 between the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., incorporated by reference to Exhibit 4.1.6 to the post-effective amendment to the Company’s Registration Statement on Form S-3 (Reg. No. 333-170406) filed on March 22, 2011.

4.12	Sixth Supplemental Indenture dated as of February 7, 2012 among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 28, 2012.

4.13	Seventh Supplemental Indenture dated as of March 22, 2013 between the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., incorporated by reference to Exhibit 4.1.8 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-191968) filed on October 29, 2013.

Exhibit No.	Document

4.14	Eighth Supplemental Indenture dated as of October 16, 2013 between the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., incorporated by reference to Exhibit 4.1.9 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-191968) filed on October 29, 2013.

4.15	Amendment and Restatement Agreement dated July 18, 2014 among L Brands, Inc., a Delaware corporation, L (Overseas) Holdings LP, an Alberta limited partnership, Canadian Retail Holdings Corporation, a Nova Scotia company, Victoria’s Secret UK Limited, a company organized under the laws of England and Wales, and Mast Industries (Far East) Limited, a Hong Kong corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”), in respect of the Amended and Restated Five-Year Revolving Credit Agreement dated as of July 15, 2011 among the Company, the lenders from time to time party thereto and the Administrative Agent, incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated July 22, 2014.

4.16*	Ninth Supplemental Indenture dated as of January 30, 2015 among the Company, the New Guarantors, The Bank of New York Mellon Trust Company, as Trustee, and the Old Guarantors to the Base Indenture dated as of March 15, 1988, as amended, relating to the 7.000% Senior Notes due 2020, the 6.625% Senior Notes due 2021, the 5.625% Senior Notes due 2022 and the 5.625% Senior Notes due 2023.

4.17*	Second Supplemental Indenture dated as of January 30, 2015 among the Company, the New Guarantors, The Bank of New York Mellon Trust Company, as Trustee and the Old Guarantors to the Base Indenture dated as of June 19, 2009, as amended, relating to the 8.50% Senior Notes due 2019.

4.18	First Amendment dated as of April 21, 2015 among the Company, L (Overseas) Holding LP, an Alberta limited partnership, Canadian Retail Holdings Corporation, a Nova Scotia company, Victoria’s Secret UK Limited, a company organized under the laws of England and Wales, and Mast Industries (Far East) Limited, a Hong Kong corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”), in respect of the Amended and Restated Five-Year Revolving Credit Agreement dated as of July 18, 2014 among the Company, the lenders from time to time party thereto and the Administrative Agent, incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2015.

4.19	Indenture, dated as of October 30, 2015, among L Brands, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated November 3, 2015.

4.20	Form of 6.875% senior notes due 2035, incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K dated November 3, 2015.

4.21	Registration Rights Agreement, dated as of October 30, 2015, among L Brands, Inc., the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers, incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K dated November 3, 2015.

5.1*	Opinion of Davis Polk & Wardwell LLP with respect to the new notes.

10	Material Contracts

10.1**	Officers’ Benefits Plan incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 1989.

10.2**	The Company’s Supplemental Retirement and Deferred Compensation Plan incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

Exhibit No.	Document

10.3**	Form of Indemnification Agreement between the Company and the directors and executive officers of the Company incorporated by reference to Exhibit A to the Company’s definitive proxy statement dated April 1988 for the Company’s 1988 Annual Meeting of Shareholders held May 23, 1988.

10.4**	Supplemental schedule of directors and executive officers who are parties to an Indemnification Agreement, incorporated by reference to Exhibit 19.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 29, 1988.

10.5**	The 1993 Stock Option and Performance Incentive Plan of the Company, incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-8 (Reg. No. 33-49871).

10.6**	The Company’s 1996 Stock Plan for Non-Associate Directors, incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 2, 1996.

10.7**	The Company’s Incentive Compensation Performance Plan, incorporated by reference to Exhibit A to the Company’s Proxy Statement dated April 14, 1997.

10.8	Agreement dated as of May 3, 1999 among the Company, Leslie H. Wexner and the Wexner Children’s Trust, incorporated by reference to Exhibit 99 (c) 1 to the Company’s Schedule 13E-4 dated May 4, 1999.

10.9**	The 1998 Restatement of the Company’s 1993 Stock Option and Performance Incentive Plan, incorporated by reference to Exhibit A to the Company’s Proxy Statement dated April 20, 1998.

10.10**	The 2002 Restatement of the Company’s 1993 Stock Option and Performance Incentive Plan, incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

10.11**	The Company’s Stock Award and Deferred Compensation Plan for Non-Associate Directors, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-110465) dated November 13, 2003.

10.12**	The Company’s 1993 Stock Option and Performance Incentive Plan (2003 Restatement), incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-110465) dated November 13, 2003.

10.13**	The Company’s 1993 Stock Option and Performance Incentive Plan (2004 Restatement), incorporated by reference to Appendix A to the Company’s Proxy Statement dated April 14, 2004.

10.14**	The Company’s Stock Option Award Agreement, incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

10.15**	Form of Stock Ownership Guideline, incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

10.16**	Employment Agreement dated as of November 24, 2006 among the Company, Victoria’s Secret Direct, LLC and Sharen Jester Turney, incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

10.17**	Employment Agreement effective as of April 9, 2007 among the Company and Stuart Burgdoerfer, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K dated April 11, 2007.

10.18**	The Company’s 1993 Stock Option and Performance Incentive Plan (2009 Restatement), incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-110465) dated September 10, 2009.

10.19**	Employment Agreement dated as of December 31, 2007 among the Company, beautyAvenues, LLC, and Charles C. McGuigan, as amended by Amendment to Agreement dated December 1, 2008 and Form of Employment Agreement Amendment effective as of March 15, 2012, incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

Exhibit No.	Document

10.20**	The Company’s 2011 Stock Option and Performance Incentive Plan originally incorporated by reference to Appendix A to the Company’s Proxy Statement dated April 11, 2011 and Amended and Restated dated July 21, 2011 incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

10.21**	Employment Agreement dated as of November 30, 2012 among the Company and Sharen Jester Turney, incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended October 27, 2012.

10.22**	Employment Agreement dated as of March 15, 2013 among the Company, Bath & Body Works Brand Management, Inc. and Nicholas P. M. Coe, incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

10.23**	Form of Sixth Amended and Restated Master Aircraft Time Sharing Agreement, incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

10.24**	L Brands, Inc. 2015 Stock Option and Performance Incentive Plan Terms and Conditions of Restricted Share Unit Grant, incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2015.

10.25**	L Brands, Inc. 2015 Stock Option and Performance Incentive Plan Terms and Conditions of Stock Option Grant, incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2015.

12.1*	Computation of Ratios of Earnings to Fixed Charges.

15.1*	Letter of Awareness from Ernst & Young LLP.

21	Subsidiaries of the Company, incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Davis Polk & Wardwell LLP (included in opinion filed herewith as Exhibit 5.1).

24.1*	Power of Attorney for the Company.

24.2*	Power of Attorney for the Guarantors (included on signature pages).

25.1*	Form T-1 Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to the indenture dated as of October 30, 2015.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to Nominees.

*	Filed herewith.
**	Identifies management contracts or compensatory plans or arrangements.